Exhibit 10.3

FIRST AMENDMENT TO

INTERIM CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

This First Amendment to Interim Chief Executive Officer Employment Agreement (this “Amendment”) is entered into as of September 4, 2026 (the “Amendment Effective Date”), by and between Pyxis Oncology, Inc., a Delaware corporation (the “Company”), and Thomas Civik (“Executive”).

RECITALS

A. The Company and Executive are parties to that certain Interim Chief Executive Officer Employment Agreement, effective as of February 2, 2026 (attached as Appendix A, the “Original Agreement”), pursuant to which Executive has served as Interim Chief Executive Officer of the Company.

B. The Original Agreement was structured for interim service. Among other things, it (i) limited Executive’s service to the period ending on the earlier of a termination under §7 and the appointment of a permanent Chief Executive Officer (the “Interim Term”), (ii) conditioned continuation of the Interim Term on ratification by the Company’s Board of Directors (the “Board”) at each regular quarterly Board meeting, (iii) required Executive to devote only such time and attention as was reasonably necessary to perform his duties, and (iv) provided that Executive would receive no severance pay, bonus continuation, or post-termination benefits upon any termination of employment other than the “Accrued Benefits.”

C. On September 4, 2026, the Board appointed Executive as Chief Executive Officer of the Company on a permanent, full-time basis, effective as of the Amendment Effective Date (the “Appointment”), and elected Executive as a member of the Board effective as of the same date.

D. The parties intend that the Appointment be treated as a continuation of Executive’s existing employment relationship with the Company and not as a termination of that relationship. Accordingly, the parties intend that the Interim Term conclude on the Amendment Effective Date solely by reason of the Appointment, and that neither the Appointment nor the conclusion of the Interim Term constitute a termination of Executive’s employment, a termination of Executive’s service, a termination without Cause, an event or condition giving rise to Good Reason, or a separation from service.

E. Rather than terminate the Original Agreement and enter into an entirely new employment agreement, the parties have determined that the more efficient course is to retain the Original Agreement as the operative instrument and to amend it by this Amendment. This Amendment is intended to (i) convert Executive’s role from Interim Chief Executive Officer to Chief Executive Officer and to require Executive’s full business time and attention, (ii) remove those provisions of the Original Agreement that were specific to interim service, including the quarterly ratification requirement and the equity cap, (iii) confirm that Executive’s outstanding equity awards continue in accordance with their existing terms and provide for a new equity award granted in connection with the Appointment, (iv) replace the Original Agreement’s no-severance provision with double-trigger severance protection payable only in connection with a Change in Control, and (v) require Executive, upon his removal as Chief Executive Officer or upon the termination of his employment, to tender his resignation from the Board and from all other positions he then holds with the Company and its subsidiaries.

F. §10(b) of the Original Agreement provides that the Original Agreement may be amended only by a written agreement signed by both the Company and Executive, and this Amendment is intended to satisfy that requirement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows. Capitalized terms used and not otherwise defined in this Amendment have the meanings given to them in the Original Agreement.

1. Construction; Effect of the Appointment

(a) Title. The Original Agreement is renamed the “Chief Executive Officer Employment Agreement,” and each reference in the Original Agreement to “this Agreement” means the Original Agreement as amended by this Amendment.

(b) Conforming References. Effective as of the Amendment Effective Date, and except in §3(c) and in any other provision in which the context requires a reference to Executive’s historical service as Interim Chief Executive Officer, (i) each reference in the Original Agreement to “Interim Chief Executive Officer” is amended to read “Chief Executive Officer,” and (ii) each reference to the “Interim Term” is amended to read the “Employment Term.”

(c) No Termination of Employment or Service. The parties acknowledge and agree that neither the Appointment nor the conclusion of the Interim Term by reason of the Appointment constitutes (i) a termination of Executive’s employment with the Company, (ii) a termination of Executive’s employment or service for purposes of the Company’s 2021 Equity and Incentive Plan (the “2021 Plan”, as defined in §3(c)(i) of the Original Agreement) or any award agreement issued thereunder, (iii) a termination without Cause or an event or condition constituting Good Reason, or (iv) a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Executive’s employment with the Company has been continuous since February 2, 2026 and continues without interruption on and after the Amendment Effective Date.

(d) Defined Terms. Each term defined in this Amendment, including Amendment Effective Date, Appointment, Code, 2021 Plan, and Employment Term, shall have the same meaning when used in the Original Agreement as amended hereby, including in any provision of the Original Agreement that is amended and restated by this Amendment.

2. Position and Duties

§1 of the Original Agreement is amended and restated in its entirety as follows:

“Executive shall serve as Chief Executive Officer of the Company, reporting to the Board. Executive shall have the duties, authority, and responsibilities customarily associated with the position of chief executive officer of a publicly traded company, together with such other duties and responsibilities as may be assigned by the Board from time to time. During the Employment Term, Executive shall devote Executive’s full business time, attention, and best efforts to the business of the Company, except that Executive may (a) engage in the activities set forth on Appendix B hereto and (b) engage in such other civic, charitable, or business activities as may be approved in advance in writing by the Board, in each case so long as such activities do not materially interfere with the performance of Executive’s duties.”

3. Board Service; Resignation Upon Removal or Termination

The Original Agreement is amended to add the following as a new §1A:

“1A. Board Service; Resignation.

(a) Board Service. For so long as Executive serves as Chief Executive Officer, the Company shall nominate Executive for election or re-election to the Board at each annual meeting of stockholders at which Executive’s term as a director expires, subject to the fiduciary duties of the Board and applicable law. Executive shall receive no additional compensation for service as a director.

(b) Resignation Upon Removal or Termination. Upon the earlier to occur of (i) Executive’s removal from, resignation from, or any other cessation of Executive’s service in, the office of Chief Executive Officer, and (ii) the termination of Executive’s employment with the Company for any reason, in each case whether effected by the Company or by Executive, whether or not for Cause, and whether or not with Good Reason,

Executive shall promptly — and in any event within two (2) business days following such event — tender to the Board Executive’s written resignation from the Board and from each other position as a director, officer, manager, trustee, or fiduciary that Executive then holds with the Company, any of its subsidiaries or affiliates, or any employee benefit plan of any of them. The Board may accept or decline any resignation tendered under this §1A(b) in its sole and absolute discretion, and no such resignation shall be effective unless and until accepted by the Board.

(c) Enforcement. Executive’s failure to tender a resignation required by §1A(b) shall not limit the authority of the Board or the Company’s stockholders to remove Executive from any position. Executive hereby irrevocably appoints the Secretary of the Company as Executive’s attorney-in-fact, with full power of substitution, to execute and deliver any resignation required by §1A(b) on Executive’s behalf if Executive fails to do so within the period specified therein.

(d) No Good Reason. Neither the tender of a resignation under §1A(b), nor the Board’s acceptance or declination of such resignation, nor the cessation of Executive’s service as a director (whether by resignation, removal, failure to be re-elected, or otherwise), shall (i) constitute Good Reason, (ii) constitute a breach of this Agreement by the Company, or (iii) by itself constitute a termination of Executive’s employment with the Company.”

4. Employment Term

§2 of the Original Agreement is amended and restated in its entirety as follows:

“Executive’s employment with the Company commenced on the Effective Date and shall continue until terminated in accordance with §6 (the “Employment Term”). Executive’s employment is not for any definite term. For the avoidance of doubt, the requirement that continuation of Executive’s service be subject to ratification by the Board at each regular quarterly Board meeting is of no further force or effect.”

5. Base Salary and Annual Bonus

(a) §3(a) of the Original Agreement is amended and restated in its entirety as follows:

“Executive shall receive an annualized base salary of $710,000, payable in accordance with the Company’s regular payroll practices and subject to applicable withholdings. Executive’s base salary shall be reviewed annually by the Board (or the compensation committee thereof) and may be adjusted in connection with any such review.”

(b) §3(b) of the Original Agreement is amended and restated in its entirety as follows:

“Executive shall be eligible for an annual target bonus equal to 60% of Executive’s then-current annualized base salary, as determined by the Board in its sole discretion based upon, among other things, the achievement of performance objectives established by the Board. Any annual bonus, if earned, shall be paid no later than March 15 of the year immediately following the year to which such bonus relates. For the avoidance of doubt, Executive’s annual bonus for the 2026 calendar year shall be determined with respect to Executive’s full period of service during 2026 and shall not be prorated by reason of the Appointment or the conclusion of the Interim Term.”

(c) Sign-On Bonus. The Original Agreement is amended to add the following as a new §3(e):

“(e) Sign-On Bonus. In connection with the Appointment, the Company shall pay Executive a one-time cash sign-on bonus in the gross amount of One Hundred Thousand Dollars ($100,000) (the “Sign-On Bonus”), less applicable withholdings, payable on the first regular payroll date of the Company occurring after the Amendment Effective Date. The Sign-On Bonus shall not constitute base salary or an annual bonus for any purpose under this Agreement, and shall be disregarded in determining the amount of any severance payment or other payment or benefit that is calculated by reference to Executive’s annualized base salary or target annual bonus.

If, at any time prior to the six (6) month anniversary of the Amendment Effective Date, Executive’s employment is terminated (A) by the Company for Cause or (B) by Executive without Good Reason, then Executive shall repay to the Company the full gross amount of the Sign-On Bonus within thirty (30) days following the date of termination. For the avoidance of doubt, no repayment shall be required under this §3(e) if Executive’s employment terminates by reason of Executive’s death or Disability, by the Company for any reason other than Cause, or by Executive for Good Reason.

To the maximum extent permitted by applicable law, the Company may offset any amount then owed by Executive under this §3(e) against any amount otherwise payable by the Company to Executive; provided, however, that no such offset shall be made against any amount that constitutes nonqualified deferred compensation subject to Code Section 409A to the extent such offset would result in a violation of Code Section 409A. Executive’s obligations under this §3(e) shall survive the termination of Executive’s employment and the termination of this Agreement, and shall be in addition to, and not in limitation of, any clawback or compensation recovery policy of the Company applicable to Executive.”

6. Equity Compensation

(a) Outstanding Awards Unaffected. §3(c)(i) and §3(c)(ii) of the Original Agreement, and the “Initial Stock Option Grant” and the “Top-up Grant” granted thereunder, remain in full force and effect and are not amended, modified, or superseded by this Amendment. Executive shall retain each such award in accordance with its existing terms and the terms of the 2021 Plan and the applicable award agreement. The parties acknowledge that the Top-up Grant has been granted and has become fully vested in accordance with §3(c)(ii).

(b) Continued Vesting of the Initial Stock Option Grant. Notwithstanding the second sentence of §3(c)(i) of the Original Agreement, and consistent with §1(c) of this Amendment, the Appointment shall not cause the Initial Stock Option Grant to cease vesting or any portion thereof to be forfeited. The Initial Stock Option Grant shall continue to vest in equal monthly installments in accordance with its original twelve (12) month vesting schedule, subject to Executive’s continued employment with the Company through each applicable vesting date, and shall become fully vested on February 2, 2027.

(c) CEO Option Grant. The Original Agreement is amended to add the following as a new §3(c)(iv):

“(iv) CEO Option Grant. In connection with the Appointment, and subject to Board approval, the Company shall grant Executive an option to purchase a number of shares of the Company’s common stock equal to 3.0% of the Company’s shares outstanding as of the Amendment Effective Date (the “CEO Option Grant”). The CEO Option Grant shall vest and become exercisable as to twenty-five percent (25%) of the shares subject thereto on the first anniversary of the Amendment Effective Date, and as to the remaining seventy-five percent (75%) in thirty-six (36) equal monthly installments thereafter, such that the CEO Option Grant shall be fully vested and exercisable on the fourth anniversary of the Amendment Effective Date, in each case subject to Executive’s continued employment with the Company through the applicable vesting date. Notwithstanding the foregoing, if Executive’s employment terminates in a Qualifying Termination (as defined in §7(c)), the CEO Option Grant shall vest and become exercisable with respect to one hundred percent (100%) of the then-unvested shares subject thereto as of the later of the date of such termination and the date of the Change in Control; provided that if the Company or its successor entity does not assume, substitute, or continue the unvested portion of the CEO Option Grant in connection with a Change in Control, then one hundred percent (100%) of such unvested portion shall vest and become exercisable immediately prior to, and contingent upon, the consummation of such Change in Control. Except as expressly set forth in this §3(c)(iv), the CEO Option Grant shall be granted under, and shall be subject to, the 2021 Plan and the standard form of stock option agreement issued thereunder.

For purposes of this §3(c)(iv), “shares outstanding” means, as of the Amendment Effective Date, 83,435,030 shares and 3% of the outstanding shares of common stock is 2,503,050 shares.

(d) Equity Cap. §3(c)(iii) of the Original Agreement (Equity Cap) is deleted in its entirety and is of no further force or effect.

7. Travel and Housing Expenses

§3(d) of the Original Agreement shall continue in full force and effect in accordance with its terms, except that each reference therein to the Interim Term shall be read as a reference to the Employment Term.

8. At-Will Employment

§6 of the Original Agreement is amended and restated in its entirety as follows:

“Executive’s employment with the Company is at will, meaning that either the Company or Executive may terminate the employment relationship at any time, with or without Cause or Good Reason and with or without advance notice, subject to §7. This Agreement is not a contract of employment for any definite term.”

For the avoidance of doubt, the provisions of §6 of the Original Agreement relating to the conclusion of the Interim Term, the appointment of a permanent Chief Executive Officer, and the affirmation of Executive’s continued employment at each regular quarterly Board meeting are deleted in their entirety.

9. Severance

§7 of the Original Agreement is amended and restated in its entirety as follows:

“7. Severance.

(a) Accrued Benefits. Upon any termination of Executive’s employment, for any reason and regardless of the circumstances giving rise to such termination, the Company shall pay Executive (or Executive’s estate, in the event of Executive’s death) the Accrued Benefits.

(b) Severance Outside a Change in Control. If Executive’s employment with the Company is terminated other than during the Change in Control Period (i) by the Company for any reason other than Cause, Executive’s death, or Executive’s Disability, or (ii) by Executive for Good Reason, then, in addition to the Accrued Benefits and subject to Executive’s satisfaction of the conditions set forth in §7(e), the Company shall pay and provide to Executive:

(i) an amount equal to twelve (12) months of Executive’s annualized base salary in effect immediately prior to the date of termination (disregarding any reduction in base salary that constitutes Good Reason), payable in substantially equal installments in accordance with the Company’s regular payroll practices over the twelve (12) month period following the date of termination, commencing on the first payroll date following the sixtieth (60th) day after the date of termination, with the first installment to include all amounts that would otherwise have been paid during the period between the date of termination and such first payroll date; and

(ii) if Executive timely elects to continue health insurance coverage pursuant to Executive’s rights under COBRA, payment or reimbursement of Executive’s monthly COBRA premium, on a monthly basis, until the earlier of (A) the twelve (12) month anniversary of the date of termination and (B) the date on which Executive commences employment that provides Executive with eligibility for healthcare benefits substantially comparable to those provided by the Company.

(c) Change in Control Severance. If Executive’s employment with the Company is terminated during the Change in Control Period (i) by the Company for any reason other than Cause, Executive’s death, or Executive’s Disability, or (ii) by Executive for Good Reason (either such termination, a “Qualifying Termination”), then, in addition to the Accrued Benefits and subject to Executive’s satisfaction of the conditions set forth in §7(e), the Company shall pay and provide to Executive the following, in lieu of and not in addition to the payments and benefits described in §7(b):

(i) an amount equal to the sum of (A) eighteen (18) months of Executive’s annualized base salary in effect immediately prior to the date of termination (disregarding any reduction in base salary that constitutes Good Reason) and (B) one hundred percent (100%) of Executive’s then-current annual target bonus, payable in a single lump sum on the sixtieth (60th) day following the date of termination or, if later, on the sixtieth (60th) day following the Change in Control; and

(ii) if Executive timely elects to continue health insurance coverage pursuant to Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), payment or reimbursement of Executive’s monthly COBRA premium, on a monthly basis, until the earlier of (A) the twelve (12) month anniversary of the date of termination and (B) the date on which Executive commences employment that provides Executive with eligibility for healthcare benefits substantially comparable to those provided by the Company.

(d) Sole Severance Entitlement. Except as expressly provided in §7(b) and §7(c), Executive shall not be entitled to any severance pay, bonus continuation, equity acceleration, or post-termination benefits in connection with any termination of Executive’s employment, and Executive’s sole entitlement upon any such termination shall be the Accrued Benefits. In no event shall Executive be entitled to payments or benefits under both §7(b) and §7(c) in respect of the same termination of employment. If Executive receives payments under §7(b) and a Change in Control thereafter occurs such that Executive’s termination is determined to have occurred during the Change in Control Period, Executive shall be entitled to the payments and benefits under §7(c), reduced by the amounts previously paid under §7(b), with such excess payable in a single lump sum on the sixtieth (60th) day following the Change in Control. A termination of Executive’s employment by the Company due to physical or mental illness that does not constitute a Disability shall be treated as a termination by the Company for a reason other than Cause.

(e) Conditions to Payment. Executive’s right to receive the payments and benefits described in §7(b) or §7(c) is conditioned upon (i) Executive’s execution and delivery to the Company, within the period specified by the Company (which shall not exceed sixty (60) days following the date of termination), of a general release of all claims that Executive may have against the Company and persons affiliated with the Company, in a form prescribed by the Company and without alteration (the “Release”), and the expiration of any applicable revocation period without the Release having been revoked. The Release shall include (A) a covenant by Executive that, for a period of twelve (12) months following the date of termination, Executive will not, directly or indirectly, solicit, recruit, or hire any employee of the Company or any of its subsidiaries, or induce or attempt to induce any such employee to terminate his or her employment with the Company or any of its subsidiaries, and (B) a covenant by Executive not to make any disparaging statement concerning the Company, its subsidiaries, or their respective directors, officers, employees, or products; provided that nothing in the Release shall restrict Executive from making truthful statements required by law, subpoena, or other legal process, from responding to any inquiry from or communicating or cooperating with any governmental or regulatory agency or authority, or from exercising any protected whistleblower right, and the Release shall preserve the protections described in §5 of this Agreement; (ii) Executive’s return to the Company, promptly upon the termination of Executive’s employment, of all Company property, including all confidential information and all electronically stored information; and (iii) Executive’s continued compliance with the PIIA. If the period during which the Release may be executed and become irrevocable begins in one taxable year and ends in a second taxable year, any payment conditioned on the Release shall be made in the second taxable year.

(f) Definitions. For purposes of this Agreement:

(i) “Accrued Benefits” means (A) any unpaid base salary for services rendered through the date of termination of employment; (B) any earned but unpaid annual bonus for any completed fiscal year ending prior to the year in which the termination of employment occurs; (C) reimbursement of any unreimbursed business expenses properly incurred as of the date of termination in accordance with the Company’s reimbursement policies; (D) accrued but unused vacation, if applicable, earned through the date of termination; and (E) all other payments and benefits to which Executive is entitled under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan, program, or grant of the Company, or under this Agreement.

(ii) “Cause” has the meaning given to such term in the 2021 Plan; provided that, notwithstanding the 2021 Plan, no termination of Executive’s employment shall constitute a termination for Cause for purposes of this Agreement unless (A) the Board has delivered to Executive written notice specifically identifying the acts or omissions that the Board believes constitute Cause, (B) to the extent such acts or omissions are reasonably susceptible of cure, Executive has failed to cure them within fifteen (15) days following Executive’s receipt of such notice, and (C) Executive has been afforded an opportunity, together with counsel of Executive’s choosing, to be heard by the Board before the Board makes its final determination. Acts or omissions consisting of a conviction of or plea to a criminal offense, an act of fraud, embezzlement, or misappropriation, or a breach of fiduciary duty shall be deemed not reasonably susceptible of cure.

(iii) “Change in Control” means the occurrence of either of the following events: (A) the consummation of a merger, consolidation, or similar transaction involving, directly or indirectly, the Company, following which the stockholders of the Company immediately prior to such transaction do not hold, directly or indirectly, voting securities representing more than fifty percent (50%) of the outstanding voting power of the surviving entity; or (B) the sale of all or substantially all of the Company’s stock or assets. Notwithstanding the foregoing, to the extent necessary to avoid the imposition of additional tax under Code Section 409A, a Change in Control shall not be deemed to have occurred for purposes of any payment hereunder unless such event also constitutes a “change in control event” within the meaning of Code Section 409A.

(iv) “Change in Control Period” means the period commencing three (3) months prior to a Change in Control and continuing until the twelve (12) month anniversary of such Change in Control.

(v) “Disability” means that Executive has not been able to materially engage in Executive’s duties and responsibilities, after reasonable accommodation, by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days or not less than one hundred twenty (120) days during any one-year period.

(vi) “Good Reason” means, without Executive’s express written consent, (A) any material reduction in Executive’s annualized base salary as in effect immediately prior to such reduction, other than a reduction that is proportional to general reductions affecting the other senior executive officers of the Company generally; (B) any diminution in Executive’s title or position, or a material reduction in Executive’s duties or responsibilities; (C) a requirement that Executive relocate Executive’s principal place of employment more than fifty (50) miles from the Company’s principal offices in Boston, Massachusetts; or (D) a material breach by the Company of this Agreement; provided that, in each case, (1) Executive provides the Company with written notice that specifically identifies the event that Executive believes to constitute Good Reason within thirty (30) days after Executive first has knowledge of such event, (2) the Company fails to remedy such event within thirty (30) days following the Company’s receipt of such notice, and (3) Executive actually resigns from employment with the Company within thirty (30) days following the end of such remedy period. For the avoidance of doubt, and notwithstanding clause (B), none of the Appointment, the cessation of Executive’s service as a director, or any event described in §1A(d) shall constitute Good Reason.

(g) Section 280G. In the event that the amount of any compensation, payment, or distribution by the Company or its affiliates to or for Executive’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Code Section 280G and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Code Section 4999, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all Aggregate Payments is $1.00 less than the amount at which Executive becomes subject to such excise tax; provided that such reduction shall occur only if it would result in Executive receiving a higher after-tax amount than Executive would receive if the Aggregate Payments were not so reduced. Any such reduction shall be applied in the following order, in each case in reverse chronological order beginning with the Aggregate Payments to be paid furthest in time from the consummation of the transaction subject to Code Section 280G: (i) cash payments not subject to Code Section 409A; (ii) cash payments subject to Code Section 409A; (iii) equity-based payments and acceleration not subject to Code Section 409A; (iv) equity-based payments and acceleration subject to Code Section 409A; and (v) non-cash forms of benefits. The determination as to whether a reduction is required shall be made by a nationally recognized accounting firm or a firm specializing in Code Section 280G calculations selected by the Company, which shall provide detailed supporting calculations to both the Company and Executive. All fees and expenses of obtaining such determination shall be borne by the Company.”

10. Section 409A

§9 of the Original Agreement is amended and restated in its entirety as follows:

“9. Section 409A.

This Agreement is intended to comply with, or be exempt from, Code Section 409A and shall be interpreted accordingly.

(a) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A.

(b) If Executive is a “specified employee” within the meaning of Code Section 409A as of the date of Executive’s separation from service, then, to the extent required to avoid the imposition of additional tax under Code Section 409A, any payment that constitutes nonqualified deferred compensation shall be delayed until the earlier of (i) the first business day following the expiration of the six (6) month period measured from the date of such separation from service and (ii) the date of Executive’s death, whereupon all payments so delayed shall be paid in a single lump sum and any remaining payments shall be made on their scheduled dates.

(c) Each installment payment under this Agreement shall be treated as a separate and distinct payment for purposes of Code Section 409A and Treasury Regulation Section 1.409A-2(b)(2)(iii).

(d) Whenever a payment specifies a payment period by reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including that (i) all reimbursements shall be paid no later than the last day of the taxable year following the taxable year in which the expense was incurred, (ii) the amount of in-kind benefits provided or expenses eligible for reimbursement in one taxable year shall not affect those provided or eligible in any other taxable year, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(f) In no event shall any payment hereunder that constitutes nonqualified deferred compensation be subject to offset, counterclaim, or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A.

(g) In no event shall the Company be liable for any additional tax, interest, or penalty incurred by Executive under Code Section 409A.”

11. Company Policies

The Original Agreement is amended to add the following as new §10(e), §10(f), and §10(g):

“(e) Company Policies. Executive’s employment is subject to all written policies and procedures of the Company, and the Company retains the right to change its policies and procedures at any time. Such policies include, without limitation, stock ownership guidelines, clawback and compensation recovery policies, insider trading policies, and policies regarding the hedging or pledging of the Company’s common stock. Executive acknowledges that all compensation payable under this Agreement is subject to recoupment to the extent required by applicable law, the listing standards of any national securities exchange on which the Company’s securities are then listed, or any such policy.

(f) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) one (1) business day after deposit with a nationally recognized overnight courier specifying next-day delivery, with written verification of receipt, or (iii) three (3) business days after being mailed by certified or registered mail, postage prepaid, return receipt requested. Notices to the Company shall be addressed to Pyxis Oncology, Inc., [address], Attention: Corporate Secretary, with a copy (which shall not constitute notice) to Asher M. Rubin, Sidley Austin LLP, 2850 Quarry Lake Drive, Suite 280, Baltimore, Maryland 21209. Notices to Executive shall be addressed to the most recent residential address for Executive on file with the Company, with a copy (which shall not constitute notice) to [Executive’s counsel]. Either party may change its address for notice by giving notice in accordance with this §10(f).

(g) Dispute Resolution. Except as expressly provided below, any dispute, claim, or controversy arising out of or relating to this Agreement, Executive’s employment, or the termination of Executive’s employment shall be finally resolved by binding arbitration administered by JAMS in accordance with its Employment Arbitration Rules and Procedures then in effect, before a single arbitrator, in Boston, Massachusetts. The arbitrator shall have authority to award any relief that a court of competent jurisdiction could award, and judgment on the award may be entered in any court having jurisdiction thereof. The Company shall pay the arbitrator’s fees and the administrative costs of the arbitration; each party shall otherwise bear its own attorneys’ fees and costs, except to the extent the arbitrator determines that fee-shifting is required by applicable law. The arbitration proceeding and the award shall be confidential to the fullest extent permitted by law. Notwithstanding the foregoing, either party may seek temporary, preliminary, or permanent injunctive or other equitable relief in the state or federal courts located in Boston, Massachusetts to enforce the PIIA or the covenants contained in the Release, without first submitting the matter to arbitration and without waiving the right to arbitrate any other dispute, and the parties irrevocably submit to the exclusive jurisdiction of such courts for that purpose and for the enforcement of any arbitration award. TO THE EXTENT ANY DISPUTE BETWEEN THE PARTIES IS HEARD IN A COURT OF LAW, EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY. Nothing in this §10(g) shall preclude Executive from filing a charge with, or participating in any investigation or proceeding conducted by, any federal, state, or local government agency.”

12. No Other Changes; Ratification

Except as expressly amended by this Amendment, the Original Agreement remains in full force and effect in accordance with its terms and is hereby ratified and confirmed in all respects. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Original Agreement, the terms of this Amendment shall control. The Original Agreement, as amended by this Amendment, together with the PIIA, the 2021 Plan, and the award agreements referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and representations, whether oral or written, relating thereto.

13. Miscellaneous

(a) Amendment; Waiver. No provision of this Amendment may be modified, waived, or discharged except by a written instrument signed by Executive and by such officer or director as may be designated by the Board. No waiver by either party of any breach of, or compliance with, any condition or provision hereof shall be deemed a waiver of any similar or dissimilar provision or condition at the same or at any prior or subsequent time.

(b) Assignment. Executive may not assign this Amendment or any of Executive’s rights or obligations hereunder. The Company may assign this Amendment to any subsidiary of the Company or to any successor, whether by merger, purchase, or otherwise, to all or substantially all of the equity, assets, or business of the Company.

(c) Counterparts. This Amendment may be executed in counterparts, including by electronic signature, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(d) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

(e) Headings. Section headings are for convenience of reference only and shall not affect the interpretation of this Amendment.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Interim Chief Executive Officer Employment Agreement as of the Amendment Effective Date first written above.

PYXIS ONCOLOGY, INC.

By: /s/ John Flavin

Name: John Flavin

Title: Chairman of the Board

Date: September 4, 2026

EXECUTIVE

/s/ Thomas Civik

Thomas Civik

Date: September 4, 2026

APPENDIX A

ORIGINAL AGREEMENT

It has been omitted because it was previously filed as an Exhibit 10.36 and included in the Company’s Annual Report on Form 10-K filed with the SEC on March 23, 2026.

APPENDIX B

APPROVED ACTIVITIES

[None.]